HERSHA HOSPITALITY TRUST
510 Walnut Street | 9th Floor
Philadelphia | PA | 19106
p. 215.238.1046 | f. 215.238.0157
hersha.com
For Immediate Release

Hersha Hospitality Trust Provides Portfolio Update Related to COVID-19 Outbreak

Philadelphia, PA, March 19, 2020 -- Hersha Hospitality Trust (NYSE: HT) (“Hersha” or the “Company”), owner of high-quality upscale and lifestyle hotels in urban gateway markets and resort destinations, today announced that due to the recent lodging demand shocks stemming from the COVID-19 outbreak, the Company’s first quarter and full year 2020 guidance presented in its fourth-quarter 2019 earnings release should not be relied upon.

“Since our fourth-quarter earnings call just over three weeks ago, we have experienced an unprecedented pace of transient and group cancellations across our portfolio along with a rapid and pervasive deterioration of forward booking pace related to the outbreak and spread of COVID-19. The demand shock has materially impacted the industry and our portfolio. Although the full impact of the national emergency will become more apparent in the coming weeks, we are working side-by-side with our operators to stem the economic effects of declining revenues. Since this situation is evolving rapidly across all markets, we are unable to provide a clear roadmap regarding the potential impact the COVID-19 outbreak will have on our first-quarter and full-year results,” stated Mr. Jay H. Shah, Hersha’s Chief Executive Officer.

Hersha Hospitality Trust has taken measures to enhance the liquidity profile of the Company and its properties during this unprecedented operating environment. These initiatives include:
•Comprehensive containment of operating expenses through deep cost cuts, restructuring, and select closing of hotels
•Reducing floor operations and closing restaurants and bars to “shrink” hotels to more efficiently serve our limited guest count and curb expenses
•Suspending planned capital expenditures for the balance of the year, resulting in $10 million to $15 million of estimated savings
•CEO & COO reducing salary by 50% and the Board of Trustees electing to take all payments in stock for the remainder of 2020, resulting in cash preservation and additional liquidity

The Company’s top priority during this uncertain time is maintaining adequate liquidity as we manage the Company under the press and uncertainty of the COVID-19 virus and its effect on the travel and hospitality industries. In addition to the previously announced asset dispositions, the Company continues to explore various asset sales and is in active dialogue with our lending partners and bank group to shore up capital available on our $250 million unsecured credit facility. Furthermore, as a part of the Company’s plan to preserve cash, the Company is revoking the previously declared dividends from March 5, 2020 on its common shares, 6.875% Series C Cumulative Redeemable Preferred Shares, 6.50% Series D Cumulative Redeemable Preferred Shares and 6.50% Series E Cumulative Redeemable Preferred Shares.

Mr. Shah continued, "Our Board of Trustees will continue to review the Company’s performance on a quarterly basis until an appropriate time for reinstatement is determined. We anticipate suspending our common and preferred dividend distributions for the balance of the year, generating additional cash liquidity of approximately $72.5 million for 2020 based on last year’s distribution rates. While we are adapting our operations and implementing cost reduction strategies in response to the national crisis, the Company is prioritizing liquidity above all until the operating environment becomes more clear.”

The Company will continue to review taxable income on a regular basis and take measures, if necessary, to ensure that it continues to meet the minimum distribution requirements to maintain its status as a real estate investment trust.

Unpaid dividends on Hersha’s preferred shares shall accrue without interest. No cash dividends may be paid on Hersha’s common shares unless all accrued but unpaid dividends on its preferred shares have been (or contemporaneously are) declared and paid, or declared and a sum sufficient for such payment has been set apart for payment for all past dividend periods.

“Our executive team has navigated three cycles together, including previously unprecedented demand shocks such as September 11, 2001 and the Great Financial Crisis. We expect a very difficult environment throughout 2020 and particularly across the second and third quarters, but we have faith in our healthcare system to expeditiously support the country through this trying time. Our purpose-built portfolio, reconstructed and holistically renovated across the last five years, resides in some of the most valuable urban, gateway markets in the US and is positioned to welcome back all of our loyal and first-time guests when fears abate and the world’s population can resume their love of travel. As active revenue and asset managers we are confident that the strategies we have implemented to reduce expenses and enhance our liquidity will allow us to weather this storm and ultimately lead to value creation as the country recovers from this extraordinary event,” concluded Mr. Shah.

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Hersha Hospitality Trust (HT) is a self-advised real estate investment trust in the hospitality sector, which owns and operates high quality upscale, luxury and lifestyle hotels in urban gateway markets and resort destinations. The Company's 48 hotels totaling 7,644 rooms are located in New York, Washington, DC, Boston, Philadelphia, South Florida and select markets on the West Coast. The Company's common shares are traded on The New York Stock Exchange under the ticker “HT”. For more information on the Company, and the Company’s hotel portfolio, please visit the Company's website at www.hersha.com

Forward Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those reflected in the forward-looking statement. For a description of these factors, please review the information under the heading “Risk Factors” included in Hersha Hospitality Trust’s filings with the U.S. Securities and Exchange Commission Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent reports filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Ashish Parikh, Chief Financial Officer
Greg Costa, Manager of Investor Relations & Finance
Phone: (215) 238-1046
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